Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Second Quarter 2012 Financial and Operational Results

Company Reports Two Multi-Zone Wildcat Discoveries

HOUSTON, TEXAS – August 2, 2012 – Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its second quarter 2012 financial and operational results.

Halcón reported net income for the quarter of $2.8 million, or $0.02 per diluted share, after adjusting for selected items (primarily related to the non-cash impact of derivatives, acquisition and merger transaction costs and the amortization of the non-cash preferred dividend as a result of the beneficial conversion feature of the convertible preferred stock) compared to net income of $2.3 million, or $0.09 per diluted share in the comparable quarter of 2011 (see Selected Item Review and Reconciliation table for additional information). Before adjusting for selected items, the Company reported a net loss available to common stockholders of $79.7 million, or $0.59 per diluted share for the quarter.

The Company produced an average of 3,912 barrels of oil equivalent per day (Boe/d) during the quarter, 73% of which was oil and natural gas liquids (NGLs). Revenues for the three months ended June 30, 2012 decreased to $23.3 million, compared to $28.2 million for the three months ended June 30, 2011, as a result of lower realized average prices and production volumes. Before the effect of derivatives, Halcón realized an average price of $92.23 per barrel (Bbl) of oil, $42.71 per Bbl of NGLs and $2.12 per million cubic feet (Mcf) of natural gas during the second quarter of 2012. Taking into account the effect of derivatives, the Company realized an average price of $93.36 per Bbl of oil and $3.46 per Mcf of natural gas. Halcón did not hedge NGLs during the quarter.

Cash operating costs per unit (including lease operating expense, workover expense, taxes other than income and general and administrative expense), after adjusting for selected items, were $54.73 per barrel of oil equivalent (Boe) for the three months ended June 30, 2012, compared to $35.76 per Boe for the same period of 2011. Lease operating expense was $24.33 per Boe versus $20.56 per Boe in the second quarter of 2011, mainly due to higher service costs and repairs in the Company’s Electra/Burkburnett field in North Texas and increased employee costs. Workover expense was $1.52 per Boe compared to $0.95 per Boe for the three months ended June 30, 2011. Taxes other than income decreased to $3.80 per Boe during the quarter, compared to $3.89 per Boe in the same period of 2011. The Company’s efforts to expand its platform for future growth resulted in an increase of general and administrative expense to $25.08 per Boe, excluding selected items, compared to $10.36 per Boe for the same period of 2011 (see Selected Operating Data table for additional information).

Floyd C. Wilson, Chairman and Chief Executive Officer stated, “The second quarter marks the last of our “RAM Energy only” quarters. We have made significant strides towards our goal of building a liquids-rich asset base with substantial drilling inventory. The transition from the leasehold acquisition phase to the drilling phase has begun. We will be in a position to discuss additional well results from all of our activities in the coming months.”

Liquidity and Capitalization

As of June 30, 2012, the Company had liquidity of $444.2 million, which consisted of $219.2 million in cash and $225.0 million of borrowing capacity available on its $500.0 million senior revolving credit facility.

Halcón closed $750 million aggregate principal amount of senior unsecured notes due 2020 into escrow on July 16, 2012, the net proceeds of approximately $725 million have since been released and used to fund the cash portion of the GeoResources, Inc. (“GeoResources”) acquisition and to partially fund the cash consideration of the acquisition of assets in East Texas (“East Texas Assets”).

Concurrent with the closings of the GeoResources and East Texas Assets acquisitions, the borrowing base on the Company’s senior revolving credit facility has been increased to $525 million.

Midway/Navarro

Halcón today identifies the Midway/Navarro formations in Austin and Colorado Counties, Texas as one of its previously undisclosed liquids-rich exploratory plays. This play will initially be drilled vertically and completed using modern completion techniques.

The Kollatschny 1 well was drilled to a total measured depth of 17,320 feet in Austin County, Texas. Based on encouraging drilling results, the Company believes the well to be a two zone discovery in the Midway and Navarro formations. Halcón has commenced completion operations in the lower-most Navarro zone. A second well, the Hillboldt 1, was recently spud. The Company anticipates building a position of 25,000 to 75,000 net acres in the play and expects to utilize one rig to spud four to six wells in 2012. Halcón has initiated a 68 square mile 3D seismic survey in the area.

Woodbine/Eagle Ford

During the quarter, Halcón spud the Covington 1H in Grimes County, Texas. Based on encouraging drilling results, the Company believes the well to be a two zone discovery in the Woodbine and Eagle Ford formations. A lateral is currently being drilled in the Woodbine and completion operations are expected to begin in late August. Halcón intends to drill an Eagle Ford only well near the location of the Covington 1H as soon as possible.

On a pro forma basis, including the recently closed East Texas Assets acquisition, the Company averaged two rigs during the second quarter and spud three wells on its East Texas acreage prospective for the Woodbine, Eagle Ford and other formations.

There are currently 14 wells producing, 1 well waiting on completion and 1 well being drilled. The most recently completed well, the Gilbert Gresham 1H in Leon County, Texas, was drilled to a total measured depth of 14,203 feet and includes a 6,909 foot lateral. The well was completed with 24 fracture stages and was recently put on production. The AM Easterling-Gresham A 1H in Leon County, Texas has been drilled to a total measured depth of 14,274 feet and includes a 6,752 foot lateral in the Woodbine. This well is scheduled to be completed by the end of August. The Company expects to spud its next well, the Keeling 1H, in Leon County, Texas by the end of the week.

Bakken

On a pro forma basis to include the acquisition of GeoResources, the Company averaged two rigs and spud seven wells on its operated acreage in Williams County, North Dakota during the second quarter. A third rig was added in early June to drill two operated wells in Eastern Montana.

Currently there are 22 wells producing, 4 wells flowing back, 3 wells waiting on completion and 3 wells being drilled on Halcón’s operated acreage. The Company plans to continue running three rigs in the Williston Basin for the remainder of 2012. Recent operated wells continue to perform in-line with the company’s 310,000 Boe type curve while costs have remained below $8.0 million per well.

In addition, the Company participated in 14 non-operated wells in Mountrail County, North Dakota and 6 non-operated wells in Williams County, North Dakota during the quarter ended June 30, 2012.

Mississippi Lime

The Company utilized one rig to drill three of five planned wells in Osage County, Oklahoma during the second quarter. Three of four planned salt water disposal wells were also drilled in the quarter. Subsequent to June 30, 2012, the fourth and fifth wells were drilled and a fourth salt water disposal well was also drilled. Halcón has completed two of the five wells and expects to complete the remaining three wells by early September. The Company intends to evaluate results from all five wells for approximately 30-60 days before recommencing drilling operations.

Eagle Ford

Pro forma to include the GeoResources acquisition, the Company averaged two rigs and spud five operated wells in Fayette and Gonzales Counties, Texas during the three months ended June 30, 2012.

There are currently 12 wells producing, 2 wells being completed, 4 wells waiting on completion and 2 wells being drilled in the Eagle Ford project area. Due to improved completion techniques, the most recent wells continue to perform significantly above the Company’s 325,000 Boe per well type curve.

Due to a non-compete agreement, Halcón’s 24,000 net acre Eagle Ford position will be divested. The Company expects to open a data room during the third quarter of 2012 with the intent to complete the sale before the end of 2012.

Outlook

Halcón is reaffirming the following previously disclosed production guidance:

	3Q12E	4Q12E	Full Year 2012E
Production (Boe/d)
Low	11,000	17,000	9,000
High	13,000	20,000	11,000
% Oil			60%
% NGLs			15%
% Gas			25%

Note: Production guidance is provided on an SEC accounting basis and includes the GeoResources and East Texas Assets acquisitions as of August 1, 2012.

On a pro forma basis, average daily production for the second quarter of 2012 was approximately 14,900 Boe/d, which represents 10% growth compared to the first quarter of 2012.

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, August 2, 2012, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the conference call, dial (877) 810-3368 for domestic callers, and (914) 495-8561 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 99829597. The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investor Relations section under Events & Presentations. A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 9, 2012. To access the replay, dial (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, in both cases referencing conference ID 99829597.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Scott Zuehlke, Vice President of Investor Relations, at 832-538-0314 or szuehlke@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-Q for the quarter ended June 30, 2012 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues:
Oil and natural gas sales
Oil	$20,383	$22,783	$43,380	$43,195
Natural gas	1,240	2,812	2,908	5,704
NGLs	1,623	2,523	3,792	4,938

Total oil and natural gas sales	23,246	28,118	50,080	53,837
Other	35	34	71	85

Total operating revenues	23,281	28,152	50,151	53,922

Operating expenses:
Production:
Lease operating	8,663	7,812	16,610	15,653
Workover	540	362	1,261	896
Taxes	1,352	1,478	2,922	2,889
Restructuring	903	—	1,007	—
General and administrative	13,087	4,621	33,421	9,168
Depletion, depreciation and accretion	5,956	5,608	11,935	11,283

Total operating expenses	30,501	19,881	67,156	39,889

Income (loss) from operations	(7,220)	8,271	(17,005)	14,033
Other income (expenses):
Net gain (loss) on derivative contracts	13,671	8,268	8,726	(5,982)
Interest expense and other, net	(4,179)	(4,361)	(17,176)	(10,863)

Total other income (expenses)	9,492	3,907	(8,450)	(16,845)

Income (loss) before income taxes	2,272	12,178	(25,455)	(2,812)
Income tax provision (benefit)	(5,387)	3,242	208	(1,837)

Net income (loss)	7,659	8,936	(25,663)	(975)
Non-cash preferred dividend	(87,343)	—	(88,445)	—

Net income (loss) available to common stockholders	$(79,684)	$8,936	$(114,108)	$(975)

Net income (loss) per common share:
Basic	$(0.59)	$0.34	$(1.11)	$(0.04)

Diluted	$(0.59)	$0.34	$(1.11)	$(0.04)

Weighted average common shares outstanding:
Basic	136,066	26,278	102,441	26,199

Diluted	136,066	26,278	102,441	26,199

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
Current assets:
Cash	$219,208	$49
Accounts receivable	9,340	10,288
Receivables from derivative contracts	4,507	260
Deferred income taxes	2,161	2,601
Inventory	4,477	4,310
Prepaids and other	2,513	2,729

Total current assets	242,206	20,237
Oil and natural gas properties (full cost method):
Evaluated	734,551	715,666
Unevaluated	461,620	—

Gross oil and natural gas properties	1,196,171	715,666
Less—accumulated depletion and impairment	(512,538)	(501,993)

Net oil and natural gas properties	683,633	213,673

Other operating property and equipment:
Other operating assets and equipment	12,825	9,979
Less—accumulated depreciation	(6,963)	(7,133)

Net other operating property and equipment	5,862	2,846

Other noncurrent assets:
Receivables from derivative contracts	2,719	—
Debt issuance costs, net of amortization	5,525	5,966
Deferred income taxes	24,405	24,102
Funds in escrow	29,945	560
Other	491	418

Total assets	$994,786	$267,802

Current liabilities:
Accounts payable and accrued liabilities	$36,774	$25,061
Liabilities from derivative contracts	—	265
Asset retirement obligations	1,446	1,010

Total current liabilities	38,220	26,336
Long-term debt	242,579	202,000
Other noncurrent liabilities:
Liabilities from derivative contracts	—	805
Asset retirement obligations	33,088	32,703
Other	10	10
Commitments and contingencies
Stockholders’ equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; no shares issued or outstanding	—	—
Common stock: 336,666,666 and 33,333,333 shares of $0.0001 par value authorized; 145,681,457 and 145,681,457 and 27,694,583 shares issued; 144,031,546 and 26,244,452 outstanding at June 30, 2012 and June 30, 2012 and December 31, 2011, respectively	15	3
Additional paid-in capital	932,145	229,414
Treasury stock: 1,649,911 and 1,450,131 shares at June 30, 2012 and December 31, 2011, respectively, at cost	(9,298)	(7,159)
Accumulated deficit	(241,973)	(216,310)

Total stockholders’ equity	680,889	5,948

Total liabilities and stockholders’ equity	$994,786	$267,802

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$7,659	$8,936	$(25,663)	$(975)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depletion, depreciation and accretion	5,956	5,608	11,935	11,283
Deferred income tax provision (benefit)	(5,386)	3,187	136	(1,953)
Share-based compensation	530	686	2,465	1,355
Unrealized gain (loss) on derivatives contracts	(12,887)	(10,100)	(8,036)	5,892
Amortization and write-off of deferred loan costs	212	328	6,299	2,990
Non-cash interest and amortization of discount	3,668	—	7,733	362
Other income	(5)	(5)	(17)	(22)

Cash flow from operations before changes in working capital	(253)	8,640	(5,148)	18,932
Changes in working capital	6,744	199	2,440	(5,889)

Net cash provided by (used in) operating activities	6,491	8,839	(2,708)	13,043

Cash flows from investing activities:
Evaluated oil and natural gas capital expenditures	(7,448)	(7,880)	(14,996)	(13,500)
Unevaluated oil and natural gas capital expenditures	(436,763)	—	(453,201)	—
Other operating property and equipment capital expenditures	(2,944)	(250)	(3,573)	(469)
Proceeds received from sales of property and equipment	333	—	346	473
Funds held in escrow	(25,609)	—	(29,385)	—

Net cash used in investing activities	(472,431)	(8,130)	(500,809)	(13,496)

Cash flows from financing activities:
Proceeds from borrowings	—	7,102	237,410	231,166
Repayments of borrowings	—	(7,043)	(208,000)	(223,185)
Debt issuance costs	(558)	(291)	(5,053)	(7,003)
Offering costs	(77)	—	(18,133)	—
Common stock repurchased	—	(65)	(2,139)	(108)
Preferred stock issued	—	—	311,556	—
Preferred beneficial conversion feature	—	—	88,445	—
Common stock issued	—	—	275,000	—
Warrants issued	—	—	43,590	—

Net cash provided by (used in) financing activities	(635)	(297)	722,676	870

Net increase (decrease) in cash	(466,575)	412	219,159	417
Cash at beginning of period	685,783	42	49	37

Cash at end of period	$219,208	$454	$219,208	$454

Supplemental cash flow information:
Cash paid for income taxes	$199	$504	$199	$481

Cash paid for interest	$129	$3,351	$3,445	$8,706

Disclosure of non-cash investing and financing activities:
Asset retirement obligations	$(1)	$(134)	$46	$(129)

Preferred dividend	$87,343	$—	$88,445	$—

Payment-in-kind interest	$5,626	$—	$8,865	$362

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Production volumes:
Oil (MBbls)	221	226	447	448
NGLs (MBbls)	38	44	78	91
Natural gas (MMcf)	584	660	1,199	1,370
Total (Mboe)	356	380	725	767
Average daily production (Boe)	3,912	4,176	3,984	4,238

Average prices:
Oil (per Bbl)	$92.23	$100.81	$97.05	$96.42
NGLs (per Bbl)	42.71	57.34	48.62	54.26
Natural gas (per Mcf)	2.12	4.26	2.43	4.16
Total per Boe	65.30	73.99	69.08	70.19

Cash effect of derivative contracts:
Oil (per Bbl)	$1.13	($8.65)	$0.25	($6.63)
NGLs (per Bbl)	—	—	—	—
Natural gas (per Mcf)	1.34	(0.22)	1.25	1.25
Total per Boe	2.90	(5.52)	2.22	(1.65)

Average prices computed after cash effect of settlement of derivative contracts:
Oil (per Bbl)	$93.36	$92.16	$97.30	$89.79
NGLs (per Bbl)	42.71	57.34	48.62	54.26
Natural gas (per Mcf)	3.46	4.04	3.68	5.41
Total per Boe	68.20	68.47	71.30	68.54

Average cost per Boe:
Production:
Lease operating	$24.33	$20.56	$22.91	$20.41
Workover	1.52	0.95	1.74	1.17
Taxes	3.80	3.89	4.03	3.77

General and administrative:
General and administrative	25.08	10.36	22.48	10.19
Share-based compensation
Cash	—	—	0.50	—
Non-cash	1.49	1.81	(0.03)	1.77
Recapitalization and change in control
Cash	(0.02)	—	14.70	—
Non-cash	—	—	3.43	—
Acquisition and merger transaction costs
Cash	10.22	—	5.02	—
Restructuring costs	2.54	—	1.39	—
Depletion	14.56	13.01	14.54	13.00

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Unrealized loss (gain) on derivatives:(1)
Crude oil	$(13,620)	$(10,508)	$(8,046)	$2,727
Natural gas	982	(220)	870	1,498
Interest rate	—	296	(518)	418

Total mark-to-market non-cash charge	(12,638)	(10,432)	(7,694)	4,643
Recapitalization expenditures(2)	513	—	21,980	2,718
Restructuring(3)	903	—	1,007	—
Acquisition and merger transaction costs(4)	3,639	—	3,639	—

Selected items, before income taxes and preferred dividend	(7,583)	(10,432)	18,932	7,361
Income tax effect of selected items(5)	2,753	3,787	(6,872)	(2,672)

Selected items, net of tax and before preferred dividend	(4,830)	(6,645)	12,060	4,689
Non-cash preferred dividend(6)	87,343	—	88,445	—

Total selected items	82,513	(6,645)	100,505	4,689
Net income (loss) available to common, as reported	(79,684)	8,936	(114,108)	(975)

Net income (loss) available to common, excluding selected items	$2,829	$2,291	$(13,603)	$3,714

Basic net income (loss) per common share, as reported	$(0.59)	$0.34	$(1.11)	$(0.04)
Impact of selected items	0.61	(0.25)	0.98	0.18

Basic net income (loss) per common share, excluding selected items	$0.02	$0.09	$(0.13)	$0.14

Diluted net income (loss) per common share, as reported	$(0.59)	$0.34	$(1.11)	$(0.04)
Impact of selected items	0.61	(0.25)	0.98	0.18

Diluted net income (loss) per common share, excluding selected items	$0.02	$0.09	$(0.13)	$0.14

(1)	Represents the non-cash unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative contracts.
(2)	Represents costs related to the recapitalization, change in control and credit facility refinancing.
(3)	Represents costs related to relocating key administrative functions to corporate headquarters.
(4)	Represents costs related to acquisitions of producing properties and mergers.
(5)	Represents tax impact using a normalized tax rate of 36.3%.
(6)	Represents amortization of the non-cash preferred dividend as a result of the beneficial conversion feature of convertible preferred stock.